Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 22, 2020 (except for the last four paragraphs of Note 17, as to which the date is January 28, 2021), with respect to the consolidated financial statements of Sana Biotechnology, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-252061) and related Prospectus of Sana Biotechnology, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

February 3, 2021